UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2009

Churchill Downs Incorporated
(Exact Name of Registrant as Specified in its Charter)

Kentucky	0-1469	61-0156015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208 (Address of Principal Executive Offices) (Zip Code)

(502) 636-4400
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Compensatory Arrangements of Certain Officers

On February 8, 2009, Vernon D. Niven III gave notice of his resignation from his position as Executive Vice President, Technology Initiatives of Churchill Downs Incorporated (the “Company”).  In order to induce him to remain in his current position with the Company until June 7, 2009 (the “Termination Date”), and to facilitate the transition of the Company’s business and affairs, the Company has entered into a retention bonus agreement with Mr. Niven, pursuant to the terms of the Letter Agreement, accepted as of March 10, 2009 (the “Retention Agreement”).

Under the terms of the Retention Agreement, if Mr. Niven remains employed with the Company and continuously adheres to the current terms of his employment through the Termination Date, or if the Company terminates his employment for other than (1) “just cause,” as defined in his offer letter, dated September 8, 2006 (the “Offer Letter”), (2) death or (3) disability, then he will receive a cash lump sum retention bonus payment in the amount of $75,000, less applicable withholding and deductions.  If Mr. Niven’s employment terminates prior to the Termination Date for any other reason, he will not be entitled to the retention bonus.

As a condition to receipt of the retention bonus, Mr. Niven will be required to execute (without revocation) a release, and will be subject to certain restrictive covenants for a period of two years following the Termination Date, including noncompetition restrictions and restrictions regarding confidentiality, nondisparagement and nonsolicitation of customers or employees of the Company.  In addition, the Retention Agreement provides that Mr. Niven will not be entitled to any severance or short- or long-term incentive payments or benefits, or any other payments or benefits under his Offer Letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
Date: March 13, 2009	By:	/s/ Rebecca C. Reed
Name: Rebecca C. Reed
Title: Secretary